Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2014 Equity Incentive Plan and Amended and Restated 2010 Stock Plan of Upland Software, Inc. of our report dated May 12, 2014 except as to Note 18, which is as of October 24, 2014, with respect to the consolidated financial statements of Upland Software, Inc. included in the Registration Statement (Form S-1 333-198574) and related prospectus of Upland Software, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Austin, Texas

November 6, 2014